AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS FIRST QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – April 28, 2005 — Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $14,170,000 ($1.42 per share, diluted) on revenues of $92,073,000 for the quarter ended March 31, 2005, compared to net income of $8,384,000 ($0.88 per share, diluted) on revenues of $78,002,000 for the quarter ended March 31, 2004.

The following table summarizes Avatar’s homebuilding operations for the quarters ended March 31, 2005, 2004 and 2003.

Closings	3/31/05	3/31/04	3/31/03
Number of Units	342	354	230

Aggregate Dollar Volume	$79,879,000	$72,443,000	$42,693,000

Average Price Per Unit	$234,000	$205,000	$186,000

Contracts Signed, net of cancellations
Number of Units	676	549	414

Aggregate Dollar Volume	$179,739,000	$133,599,000	$81,479,000

Average Price Per Unit	$266,000	$243,000	$197,000

Backlog
Number of Units	2,522	1,573	997

Aggregate Dollar Volume	$624,638,000	$352,922,000	$205,173,000

Average Price Per Unit	$248,000	$224,000	$206,000

The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar has a 50% equity interest.

Sales for the first quarter of 2005 include 327 contracts for single-family homes at Solivita, Avatar’s Central Florida active adult community,192 contracts for single-family homes at the Central Florida community of Poinciana, 35 contracts for single-family homes at Bellalago, adjacent to Poinciana, 46 contracts for single-family homes at Cory Lake Isles in Tampa, Florida, 17 contracts for single-family homes at Sterling Hill in Hernando County, Florida, and 59 contracts for single-family homes at Rio Rico, Arizona.

At Harbor Islands, two units remain for sale, and eight units are in backlog. It is anticipated that Harbor Islands will be completed during 2005.

Since commencement of sales in 2003, through March 31, 2005, the Ocean Palms joint venture has sold out the 240 units at an aggregate sales volume of approximately $203,717,000. Results of operations include recognition under the percentage completion method of accounting for Avatar’s equity interest in the unconsolidated joint venture. Avatar’s proportionate share of pre-tax equity earnings was $7,569,000 for the first quarter of 2005, compared to $3,041,000 for the first quarter of 2004. It is anticipated that closings will commence in late fourth quarter 2005.

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

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SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED
MARCH 31, 2005 AND 2004
(Unaudited — Dollars in thousands except per share data)

	2005		2004
Revenues	$92,073		$78,002
Income from continuing operations before income taxes	$19,735		$10,472
Income tax expense	$5,565		$3,747
Income from continuing operations after income taxes	$14,170		$6,725
Net income from discontinued operations (including gain on disposal)	$—		$1,659
Net income	$14,170		$8,384
Basic EPS:
Income from continuing operations after income taxes	$1.76		$0.72
Income from discontinued operations	—		0.18

Net income	$1.76		$0.90
Diluted EPS:
Income from continuing operations after income taxes	$1.42		$0.70
Income from discontinued operations	—		0.18

Net Income	$1.42		$0.88
Selected Balance Sheet Data

	March 31, 2005	December 31, 2004

Cash and cash equivalents	$28,466		$28,489
Total assets	$556,285		$508,114
Total stockholders’ equity	$261,143		$246,235
Book value per share	$32.41		$30.56